EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-153160) and related Prospectus of The Parent Company and to the incorporation by reference therein of our report dated April 30, 2008, except for: (i) Note 15; and (ii) paragraphs six and seven of Note 2, as to which the date is December 8, 2008 with respect to the consolidated financial statements for the year ended February 2, 2008 of The Parent Company, included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 11, 2008.

/s/ Ernst & Young LLP

Denver, Colorado

December 9, 2008